FOR IMMEDIATE RELEASE

CONTACTS:	James G. Rakes, Chairman, President & CEO (540) 951-6236
F. Brad Denardo, Treasurer (540) 951-6213

STOCK ANALYST NAMES NATIONAL BANKSHARES “TOP PICK”

BLACKSBURG, VA, SEPTEMBER 24, 2008: National Bankshares, Inc., a community bank holding company with headquarters in Blacksburg, Virginia, was featured in the October edition of BB&T Capital Markets Portfolio Managers Monthly. Financial services stock analyst Cary Morris named National Bankshares as the month’s top pick and he continued his “buy” recommendation for the company’s stock. Discussing the current investment environment for banks, Morris said, “Interesting to us, however, are some small-cap community banks in our coverage universe that continue to perform well in the midst of this banking crisis. Typically these bank holding companies operate in relative obscurity, in markets that were not part of the real estate bubbles that occurred in some other U.S. markets, and in geographic regions that have demonstrated slower or modest growth.” Morris went on to say, “At present, we would suggest that investors review our latest research on National Bankshares.” Morris said that the western Virginia bank continues to show steady progress and that its stock is attractively valued. He noted, “We maintain that investors tend to overlook the company due to its modestly growing markets without reviewing its operational and profitability metrics. For Q2 ‘08, National Bankshares had an ROA of 1.55% (versus the peer group’s 0.58%) and an ROE of 12.81% (versus the peer group’s 6.05%) while maintaining an above-peer group equity-to-assets ratio of 12.0%.”

National Bankshares, Inc. is the parent company of National Bank, which operates 26 branch offices throughout southwest Virginia. It also has an investment and insurance subsidiary, National Bankshares Financial Services, Inc. that serves the same market. The company’s stock is traded on the NASDAQ Capital Market under the symbol “NKSH”. More information about National Bankshares, including Mr. Morris’ complete analysis, can be found on the company’s web site at www.nationalbankshares.com.